Contact at Winthrop Realty Liquidating Trust

John Garilli

Investor or Media Inquiries

Phone: (617) 570-4614; e-mail: jgarilli@winthropcapital.com

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FOR IMMEDIATE RELEASE

October 12, 2018

WINTHROP REALTY LIQUIDATING TRUST TO MAKE DISTRIBUTION OF $0.40 PER BENEFICIAL UNIT

FOR IMMEDIATE RELEASE – BOSTON, October 12, 2018/ -- Winthrop Realty Liquidating Trust (the "Trust") announced today that the Trust's trustees have approved a liquidating distribution of $0.40 per common beneficial unit in the Trust payable in cash on October 22, 2018 to holders of record on October 15, 2018.  The distribution is being made from the proceeds received from the sales of its Plantation, Florida property and note receivable with respect to its formerly owned Jacksonville, Florida property. The net proceeds received from the Jacksonville note sale are approximately $0.01 per beneficial interest less than the Trust’s estimated net assets in liquidation attributable to this asset at December 31, 2017. The net proceeds received from the sale of its Plantation, Florida property are approximately $0.19 per beneficial interest less than the Trust’s estimated net assets in liquidation attributable to this asset at December 31, 2017.

Since August 5, 2014, the date on which Winthrop Realty Trust’s shareholders adopted its plan of liquidation, Winthrop Realty Trust and the Trust have disposed of 47 of its 51 assets that it held on such date and paid, after giving effect to the distribution announced in this press release, total distributions per beneficial interest of $16.80. For a description of the Trust’s remaining assets please go to the Trust’s website, www.winthropreit.com on the Company Profile page.

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About Winthrop Realty Liquidating Trust

Winthrop Realty Liquidating Trust was formed to continue the liquidation process of remaining assets held by Winthrop Realty Trust at August 5, 2016. The Trust’s sole purpose is to continue to seek to sell these assets in an orderly fashion to maximize value to its beneficiaries. Subject to certain exceptions related to transfer by will, intestate succession or operation of law, interests in the Trust are not transferable, nor do beneficiaries have authority or power to sell or in any other manner dispose of their interest in the Trust. For more information about the Trust’s remaining assets, please visit our web-site at www.winthropreit.com.